EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 29, 2023

Paychex, Inc. Reports 2023 Results:

•
Sustained Growth in Revenue and Earnings;
•
Double Digit Earnings Growth for Fourth Quarter and Full Year;
•
Full Year Revenue Exceeds $5 Billion

Rochester, N.Y. - (June 29, 2023) - Paychex, Inc. (the "Company," “Paychex," "we," "our," or "us") today announced the following results for the quarter ended May 31, 2023 (the "fourth quarter") and fiscal year ended May 31, 2023 ("fiscal 2023"), as compared to the corresponding prior-year period:

	Fourth Quarter			Fiscal Year
In millions, except per share amounts	2023	2022	Change(2)	2023	2022	Change(2)
Total service revenue	$1,204.7	$1,129.6	7%	$4,907.3	$4,554.0	8%
Total revenue	$1,229.6	$1,144.3	7%	$5,007.1	$4,611.7	9%
Operating income	$453.3	$394.0	15%	$2,033.1	$1,840.0	10%
Diluted earnings per share	$0.97	$0.82	18%	$4.30	$3.84	12%
Adjusted diluted earnings per share(1)	$0.97	$0.81	20%	$4.27	$3.77	13%

(1) Adjusted diluted earnings per share is not a United States ("U.S.") generally accepted accounting principle ("GAAP") measure. Please refer to the "Non-GAAP Financial Measures" section on page 3 of this press release for a discussion of non-GAAP measures.

(2) Percentage changes are calculated based on unrounded numbers.

John Gibson, President and Chief Executive Officer, commented, “We achieved a significant milestone of over $5 billion in total revenue. Our results for fiscal 2023 were strong with 9% growth in total revenue and 13% growth in adjusted diluted earnings per share. These results were due to the hard work and dedication of over 16,000 employees and the investments we have made in our human capital management ("HCM") technology and Human Resources ("HR") advisory solutions and the trust our clients have placed in us. We are proud to be there to support our customers and their employees in a complex and challenging environment for small and medium sized businesses. We have helped them leverage our HR technology, provided advice on complex HR issues, hire and retain talent, and secure funding such as the Employee Retention Tax Credit.”

Mr. Gibson continued, “As we look into next year, we are well positioned to deliver on our purpose – to help businesses succeed. Our industry leadership and differentiated set of solutions will allow us to continue to serve our customers, our shareholders, and our communities.”

Fourth Quarter and Fiscal 2023 Business Highlights

Highlights as compared to the corresponding prior year periods are as follows:

Management Solutions revenue increased 7% to $905.2 million for the fourth quarter and increased 8% to $3.7 billion for fiscal 2023, primarily due to the following factors:

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Increase in the number of clients and client employees served for HCM and worksite employees for HR Solutions;
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Higher revenue per client resulting from price realization and product attachment, including increased demand for HR Solutions, retirement, and time and attendance solutions; and
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Continued growth in HCM ancillary services.

Professional Employer Organization ("PEO") and Insurance Solutions revenue increased 5% to $299.5 million for the fourth quarter and increased 6% to $1.2 billion for fiscal 2023, primarily due to the following:

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Growth in the number of average PEO worksite employees and increases in average wages per worksite employee;
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Higher state unemployment insurance revenue and health insurance premiums; and
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Growth in ancillary services.

Interest on funds held for clients increased 69% to $24.9 million for the fourth quarter and 73% to $99.8 million for the fiscal year primarily due to higher average interest rates and average investment balances, partially offset by higher net realized losses.

Total expenses increased 3% to $776.3 million for the fourth quarter and increased 7% to $3.0 billion for the fiscal year, primarily due to the following:

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Compensation costs were higher due to increases in headcount and average wage rates; and
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Continued investment in product development, technology, and marketing.

Operating income grew 15% to $453.3 million for the fourth quarter and 10% to $2.0 billion for the fiscal year. Operating margin (operating income as a percentage of total revenue) increased to 36.9% for the fourth quarter compared to 34.4% for the prior year period. For the fiscal year, operating margin increased to 40.6%, compared to 39.9% for the prior year.

Other income/(expense) increased $15.5 million to $10.3 million for the quarter and $30.5 million to $15.1 million for the fiscal year primarily as a result of higher average interest rates earned on our corporate investments.

Our effective income tax rate was 24.4% for the fourth quarter compared to 23.8% in the prior year period. For fiscal 2023, the effective income tax rate was 24.0% compared to 23.7% for the prior year. The prior year fourth quarter period was impacted by a decrease to state tax expense and the recognition of net discrete tax benefits related to employee stock-based compensation payments. The full year periods were impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments. The effective tax rate in the prior fiscal year was also impacted by the recording of a tax benefit related to prior years' research and development expenses incurred in the production of customer-facing software.

Diluted earnings per share increased 18% to $0.97 per share for the fourth quarter and 12% to $4.30 per share for the fiscal year. Adjusted diluted earnings per share(1) increased 13% to $4.27 per share for the fiscal year.

(1) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the "Non-GAAP Financial Measures" section on page 3 of this press release for a discussion of non-GAAP measures.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong during the fiscal year. As of May 31, 2023, we had:

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Cash, restricted cash, and total corporate investments of $1.6 billion.
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Short-term and long-term borrowings, net of debt issuance costs, of $808.4 million.
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Cash flow from operations was $1.7 billion for the fiscal year.

Return to Stockholders During the Year

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Paid cumulative dividends of $3.26 per share totaling $1.2 billion, resulting in a dividend payout ratio of 75%.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2023	2022	Change	2023	2022	Change
Net income	$350.4	$296.4	18%	$1,557.3	$1,392.8	12%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(1)	—	(1.0)		(8.9)	(18.9)
Tax benefit derived from research and development costs (2)	—	—		—	(6.1)
Total non-GAAP adjustments	—	(1.0)		(8.9)	(25.0)
Adjusted net income	$350.4	$295.4	19%	$1,548.4	$1,367.8	13%

Diluted earnings per share(3)	$0.97	$0.82	18%	$4.30	$3.84	12%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(1)	—	—		(0.02)	(0.05)
Tax benefit derived from research and development costs (2)	—	—		—	(0.02)
Total non-GAAP adjustments	—	—		(0.02)	(0.07)
Adjusted diluted earnings per share	$0.97	$0.81	20%	$4.27	$3.77	13%

Net income	$350.4	$296.4	18%	$1,557.3	$1,392.8	12%
Non-GAAP adjustments:
Interest (income)/expense, net	(9.4)	7.3		(12.4)	33.7
Income taxes	113.2	92.4		490.9	431.8
Depreciation and amortization expense	44.1	49.1		176.6	191.8
Total non-GAAP adjustments	147.9	148.8		655.1	657.3
EBITDA	$498.3	$445.2	12%	$2,212.4	$2,050.1	8%

(1) Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(2) Non-recurring tax benefit derived from prior years' research and development costs incurred in the production of customer-facing software.

(3) The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting net income and diluted earnings per share, which are U.S. GAAP measures, we present adjusted net income, adjusted diluted earnings per share, and earnings before interest, taxes, depreciation, and amortization ("EBITDA") which are non-GAAP measures. We believe these additional measures are indicators of our core business operations’ performance period over period. Adjusted net income, adjusted diluted earnings per share, and EBITDA are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission ("SEC"). As such, they should not be considered a substitute for the U.S. GAAP measures of net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2024 ("fiscal 2024") incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance. With consideration of these impacts, our outlook is as follows:

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Management Solutions revenue is anticipated to grow in the range of 5% to 6%;
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PEO and Insurance Solutions revenue is anticipated to grow in the range of 6% to 9%;
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Interest on funds held for clients is expected to be in the range of $135 million to $145 million;
•
Total revenue is anticipated to grow in the range of 6% to 7%;
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Operating margin is anticipated to be in the range of 41% to 42%
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Other income, net is anticipated to be in the range of $30 million to $35 million;
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The effective income tax rate for fiscal 2024 is anticipated to be in the range of 24% to 25%; and
•
Adjusted diluted earnings per share(1) is anticipated to grow in the range of 9% to 10%.

(1) Adjusted diluted earnings per share is not a U.S. GAAP measure. Please refer to the "Non-GAAP Financial Measures" section page 3 of this press release for a discussion of non-GAAP measures.

Environmental, Social, and Governance ("ESG")

As part of what it means to be Paychex, we are focusing our ESG efforts on actions we can take to create positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Annual Report on Form 10-K ("Form 10-K")

We anticipate filing our Form 10-K before the end of July 2023, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 29, 2023, at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Chris Muller, Director, Corporate Communications	585‑338-4346

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is industry-leading HCM company delivering a full suite of technology and advisory services in human resources, employee benefit solutions, insurance, and payroll. The company serves approximately 740,000 customers in the U.S. and Europe and pays one out of every 12 American private sector employees. The more than 16,000 people at Paychex are committed to helping businesses succeed and building thriving communities where they work and live. To learn more, visit www.paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as "expect," "outlook," "will," guidance," "projections," "anticipate," "believe," "could," "may," "possible," "potential" and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

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our ability to keep pace with changes in technology or provide timely enhancements to our solutions and support;

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software defects, undetected errors, and development delays for our solutions;
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the possibility of cyberattacks, security vulnerabilities or Internet disruptions, including data security and privacy leaks, and data loss and business interruptions;
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the possibility of failure of our business continuity plan during a catastrophic event;
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the failure of third-party service providers to perform their functions;
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the possibility that we may be exposed to additional risks related to our co-employment relationship with our PEO business;
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changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
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risks related to acquisitions and the integration of the businesses we acquire;
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our clients’ failure to reimburse us for payments made by us on their behalf;
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the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
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our failure to comply with covenants in our debt agreements;
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changes in governmental regulations and policies;
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our ability to comply with U.S. and foreign laws and regulations;
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our compliance with data privacy laws and regulations;
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our failure to protect our intellectual property rights;
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potential outcomes related to pending or future litigation matters;
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the impact of macroeconomic factors on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
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volatility in the political and economic environment, including rising inflation;
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changes in the availability and retention of qualified people; and
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the possible effects of negative publicity on our reputation and the value of our brand.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2023	2022	Change(2)	2023	2022	Change(2)
Revenue:
Management Solutions	$905.2	$845.3	7%	$3,730.5	$3,442.7	8%
PEO and Insurance Solutions	299.5	284.3	5%	1,176.8	1,111.3	6%
Total service revenue	1,204.7	1,129.6	7%	4,907.3	4,554.0	8%
Interest on funds held for clients(1)	24.9	14.7	69%	99.8	57.7	73%
Total revenue	1,229.6	1,144.3	7%	5,007.1	4,611.7	9%
Expenses:
Cost of service revenue	369.8	360.0	3%	1,453.0	1,356.3	7%
Selling, general and administrative expenses	406.5	390.3	4%	1,521.0	1,415.4	7%
Total expenses	776.3	750.3	3%	2,974.0	2,771.7	7%
Operating income	453.3	394.0	15%	2,033.1	1,840.0	10%
Other income/(expense), net(1)	10.3	(5.2)	n/m	15.1	(15.4)	n/m
Income before income taxes	463.6	388.8	19%	2,048.2	1,824.6	12%
Income taxes	113.2	92.4	22%	490.9	431.8	14%
Net income	$350.4	$296.4	18%	$1,557.3	$1,392.8	12%

Basic earnings per share	$0.97	$0.82	18%	$4.32	$3.86	12%
Diluted earnings per share	$0.97	$0.82	18%	$4.30	$3.84	12%
Weighted-average common shares outstanding	360.5	360.8		360.4	360.6
Weighted-average common shares outstanding, assuming dilution	362.3	363.3		362.3	363.1
Cash dividends per common share	$0.89	$0.79		$3.26	$2.77

(1) Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at https://investor.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2023	2022
ASSETS
Cash and cash equivalents	$1,222.0	$370.0
Restricted cash	49.8	50.3
Corporate investments	373.4	853.9
Interest receivable	24.4	22.3
Accounts receivable, net of allowance for credit losses	873.3	723.8
PEO unbilled receivables, net of advance collections	528.5	572.1
Prepaid income taxes	48.1	34.0
Prepaid expenses and other current assets	289.8	272.3
Current assets before funds held for clients	3,409.3	2,898.7
Funds held for clients	4,118.8	3,682.9
Total current assets	7,528.1	6,581.6
Long-term restricted cash	—	25.5
Long-term corporate investments	3.8	5.0
Property and equipment, net of accumulated depreciation	396.3	401.3
Operating lease right-of-use assets, net of accumulated amortization	61.5	78.7
Intangible assets, net of accumulated amortization	187.4	224.6
Goodwill	1,834.0	1,831.5
Long-term deferred costs	470.1	433.3
Other long-term assets	65.2	53.7
Total assets	$10,546.4	$9,635.2

LIABILITIES
Accounts payable	$84.7	$105.7
Accrued corporate compensation and related items	209.9	225.4
Accrued worksite employee compensation and related items	763.9	683.4
Short-term borrowings	10.2	8.7
Deferred revenue	47.3	38.4
Other current liabilities	395.4	388.4
Current liabilities before client fund obligations	1,511.4	1,450.0
Client fund obligations	4,294.0	3,819.2
Total current liabilities	5,805.4	5,269.2
Accrued income taxes	83.0	58.1
Deferred income taxes	112.1	165.5
Long-term borrowings, net of debt issuance costs	798.2	797.7
Operating lease liabilities	57.3	74.8
Other long-term liabilities	197.2	184.7
Total liabilities	7,053.2	6,550.0

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 360.5 shares as of May 31, 2023 and 359.9 shares as of May 31, 2022	3.6	3.6
Additional paid-in capital	1,626.4	1,545.9
Retained earnings	2,023.1	1,669.6
Accumulated other comprehensive loss	(159.9)	(133.9)
Total stockholders’ equity	3,493.2	3,085.2
Total liabilities and stockholders’ equity	$10,546.4	$9,635.2

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2023	2022
OPERATING ACTIVITIES
Net income	$1,557.3	$1,392.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	176.6	191.8
Amortization of premiums and discounts on available-for-sale securities, net	18.2	28.9
Amortization of deferred contract costs	219.1	202.1
Stock-based compensation costs	62.6	52.8
(Benefit from)/provision for deferred income taxes	(44.0)	2.3
Provision for allowance for credit losses	17.7	10.5
Net realized losses/(gains) on sales of available-for-sale securities	9.8	(0.2)
Changes in operating assets and liabilities:
Interest receivable	(2.1)	2.1
Accounts receivable and PEO unbilled receivables, net	(123.6)	(277.0)
Prepaid expenses and other current assets	(17.8)	(7.7)
Accounts payable and other current liabilities	67.4	151.8
Deferred costs	(269.4)	(267.1)
Net change in other long-term assets and liabilities	31.9	26.3
Net change in operating lease right-of-use assets and liabilities	(4.3)	(3.9)
Net cash provided by operating activities	1,699.4	1,505.5
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(14,585.3)	(17,807.7)
Proceeds from sales and maturities of available-for-sale securities	14,943.2	16,554.9
Purchases of property and equipment	(143.0)	(133.8)
Proceeds from the sale of property and equipment	16.7	1.2
Acquisition of businesses, net of cash acquired	(2.7)	(24.9)
Purchases of other assets	(10.4)	(10.6)
Net cash provided by/(used in) investing activities	218.5	(1,420.9)
FINANCING ACTIVITIES
Net change in client fund obligations	474.8	143.2
Net proceeds from short-term borrowings	2.0	1.3
Dividends paid	(1,175.0)	(999.6)
Repurchases of common shares	—	(145.2)
Contingent consideration paid for acquisitions	(2.8)	(1.6)
Activity related to equity-based plans	(10.4)	22.6
Net cash used in financing activities	(711.4)	(979.3)
Net change in cash, restricted cash, and equivalents	1,206.5	(894.7)
Cash, restricted cash, and equivalents, beginning of fiscal year	928.4	1,823.1
Cash, restricted cash, and equivalents, end of fiscal year	$2,134.9	$928.4

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$1,222.0	$370.0
Restricted cash	49.8	75.8
Restricted cash and restricted cash equivalents included in funds held for clients	863.1	482.6
Total cash, restricted cash, and equivalents	$2,134.9	$928.4